Exhibit 10.11

Share Transfer Agreement

Party A (transferor): Jinxuan Product Travel (Hainan) Digital Technology Co., Ltd

Business license: 91460200MA5RD4B53J

Address: Room 302, 3rd Floor, Longines Bay International Hot Spring Resort Complex, No. 270, Binhai Avenue, Xixiu Town, Xiuying District, Haikou City, Hainan Province

Party B (transferee): Xing Guilian

ID Number: 120102194209250363

Address: No. 205, Building 4, Section 28, Wangkuanchang New Village, Hebei District, Tianjin

Contact number: 15522079563

In view of the fact that Party A is now a shareholder of Beijing Heyang International Travel Service Co., Ltd. (hereinafter referred to as the "Target Company"), the registered capital of the Target Company is RMB 5 million. After full negotiation between the two parties, Party A is willing to transfer 100% of its total equity and rights and interests in the registered capital of the target company (hereinafter referred to as "equity") to Party B; Party B also intends to acquire a total of 100% of the equity of Party A in the registered capital of the target company. In accordance with the provisions of the Civil Code of the People's Republic of China, the Company Law of the People's Republic of China and other relevant laws and regulations, and in line with the principle of good faith, this agreement is reached on the terms and conditions of the above-mentioned equity transfer and other related matters, so that both parties can effectively comply with and perform.

Article 1 Undertakings and Warranties

1. Party A declares that it is the legal shareholder of the target company, and has performed the legal and necessary legal procedures related to the identity of the shareholder, legally owns the equity of the target company, and the equity is clean, and there is no pledge, freezing, trusteeship, seizure or dispute at the time of signing this agreement, and can be legally and freely transferred.

2. The target company has legal ownership of all its assets, and has not set any form of guarantee, mortgage, pledge, lien or given any rights or interests to others on any of its assets, and has not been involved in any disputes.

Article 2 Equity transfer

1. After this Agreement comes into effect, Party A shall transfer to Party B a total of 100% of the equity of the target company owned by Party B in accordance with the law. After signing this Agreement, Party A shall be responsible for and cause the target company to complete all relevant change registration procedures for equity transfer with the relevant institutions, and Party B shall fully cooperate.

2. After the completion of the equity transfer, Party B will become a shareholder of the target company, enjoy the corresponding shareholder rights and assume obligations.

3. Party A has disclosed to Party B the creditor's rights and debts of the target company at the time of this equity transfer, and Party B has clearly known it. After the completion of the equity transfer (i.e., the date on which the target company obtains a new business license), unless otherwise agreed in this agreement, the creditor's rights and debts of the target company shall be enjoyed or borne by Party B.

4. Unless otherwise agreed in this Agreement, the creditor's rights and debts of the target company before the effective date of this Agreement shall be borne by Party A; After this agreement comes into effect, Party B will assume the creditor's rights and debts of the target company.

Article 3 The amount of equity transfer and taxes

1. Both parties confirm that the standard for the amount of this equity transfer is as follows: the transfer price of the equity transaction is confirmed by net assets.

2. Taxes and fees: All taxes and related expenses to be paid by Party A for the transfer of the equity of the target company under this Agreement shall be borne by Party A and Party B respectively in accordance with the law.

Article 4 Termination of Agreement

1. In the event that this Agreement is terminated due to the reasons of one of the parties to this Agreement, the party at fault for the termination of this Agreement shall be liable to the other party for breach of contract and economic losses, and if both parties are at fault, both parties shall be liable for breach of contract and economic losses according to their respective faults.

2. The termination of this Agreement due to the above reasons shall not affect the validity of other parts of this Agreement that have been fulfilled.

Article 5 Liability for breach of contract

1. In the event that one party transfers the equity of the target company under this Agreement in violation of the law and causes this Agreement to be invalid, or if one party transfers the equity of the target company under this Agreement in violation of the law and causes this Agreement to be invalid, the party that causes the invalidity of this Agreement shall be liable for breach of contract to the other party.

2. The breaching party shall bear the relevant expenses (including but not limited to: litigation fees, preservation fees, guarantee letters, attorney fees, notification fees, demand fees, interest or penalty interest, etc.) actually incurred by the defaulting party in realizing the creditor's rights or property rights.

Article 6 Dispute Resolution

Any dispute arising from the validity, interpretation and performance of this Agreement shall be resolved through friendly negotiation as far as possible. If no agreement can be reached after negotiation, either party has the right to file a lawsuit with the court where the target company is located.

Article 7 Miscellaneous Provisions

1. For matters not covered in this Agreement, the two parties may separately sign a written supplementary agreement, which shall become an integral part of this Agreement and have the same legal effect as this Agreement from the date of signing.

2. If any provision of this Agreement is deemed illegal, invalid or unenforceable under the laws of any jurisdiction, such provision shall not affect the legality, validity or enforceability of such provision under the laws of any other jurisdiction, nor shall it affect the legality, validity and enforceability of the other provisions of this Agreement.

3. Each party agrees that during the term of this Agreement and after the termination of this Agreement, it shall keep strictly confidential the information or information of any party obtained by it in the course of carrying out the equity transfer under this Agreement, and shall not disclose such information or information to any third party or publish to the public or release to the news media matters related to this Agreement during the term of this Agreement and after the termination of this Agreement (unless required by relevant laws or the regulations or regulations of any government agency/stock exchange in China or other countries) unless the written consent of such party, or as necessary to exercise the rights under this Agreement to the parties at law). This provision shall survive the termination of this Agreement for an indefinite period of time.

4. This Agreement shall come into force on the date of signature and seal of both parties and shall be executed in triplicate, and Party A and Party B and the target company shall each hold one copy and shall have the same legal effect.

(No text below).

Party A (seal): Party B (signature):

Date of Signature: Date of Signature: